Exhibit 10.10


                    SEPARATION AND GENERAL RELEASE AGREEMENT

     This Separation and General Release Agreement (the "Release") is entered into on May 21, 2004 (the "Agreement Date") among Alan Marc Smith, with an address at 17 Augusta Court, Purchase, New York 10577 (the "Employee"), Westcon Group, Inc. (the "Company"), with an address at 520 White Plains Road, Tarrytown, New York 10591, Westcon Group North America, Inc. ("Westcon NA"), with an address at 520 White Plains Road, Tarrytown, New York 10591, and Datatec, LTD ("Datatec"), with an address at Building 8, Harrowdene Office Park, Woodmead, 156 Western Service Road, Sandton, Johannesburg, South Africa.

     Section 1. Termination Date. On and following the Agreement Date, Employee will cease to be the Chief Executive Officer of the Company, and Employee hereby resigns as an officer and director of the Company and each of its direct and indirect subsidiaries (but not as an employee of the Company). Employee's employment with the Company will terminate on July 30, 2004 (the "Termination Date"). From the Agreement Date through the Termination Date, Employee shall (i) continue as an employee of the Company without a specific title, reporting solely to Thomas E. Dolan, (ii) perform such tasks as are reasonably assigned to him by Mr. Dolan and as are consistent with the transition of the Company to a new Chief Executive Officer and an itinerary to be agreed upon by the Company, Datatec and Employee and (iii) continue to receive the base salary, benefits and perquisites which he was receiving or entitled to receive immediately prior to the Agreement Date.

     Section 2. Release.

     (a) In consideration of the payments and other accommodations and benefits set forth below in Section 3 and 4, the Employee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, "Employee Releasors") does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, Datatec and their respective subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, "Company Releasees"), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular, but without limitation, including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which Employee Releasors had, now have, or may have or claim to have in the future against each or any of the Company Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release relating to the Employee's employment with, or service on the Board of Directors of, the Company and each of its subsidiaries and affiliates, Employee's service on the Board of Directors of, or service with respect to, Datatec and each of its subsidiaries and affiliates, or the termination thereof, or any other matter or otherwise related to the Company Releasees; provided, however, that nothing herein shall release the Company from its obligations under this Release, any agreement or arrangement to which Employee is a party to or as to which Employee is a beneficiary and which is specifically referred to herein and which survives pursuant to Section 14 of this Release, or under any plans or programs of the Company (as the same may be modified by the provisions hereof) or impair the right or ability of Employee to enforce such obligations.

     (b) The Company and Datatec, each on behalf of itself and its subsidiaries, affiliates, divisions, successors, assigns, officers, directors, agents, partners and current and former employees (collectively, the "Company Releasors"), agrees to and does hereby irrevocably and unconditionally release, acquit and forever discharge Employee, and his heirs, executors, administrators, representatives, trusts, partners, agents, family members, successors and assigns, including, without limitation, all persons or entities acting by, through, under or in concert with any of them, (hereinafter collectively referred to as the "Employee Releasees"), with respect to and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees and costs) of any kind whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Company Releasors had, now have, or may have or claim to have in the future against each or any of the Employee Releasees by reason of any matter, course or thing occurring, done or omitted to be done from the beginning of the world until the date of execution of this Release relating to the Employee's employment with, or service on the Board of Directors of, the Company and each of its subsidiaries and affiliates, Employee's service on the Board of Directors of, or service with respect to, Datatec and each of its subsidiaries and affiliates, or the termination thereof, or any other matter or otherwise related to the Employee Releasees; provided, however, that nothing herein shall release Employee from the obligations or restrictions arising under or referred to or described (i) in Sections 6, 7 and 8 of the Employment Agreement dated as of July 1, 2001, as amended as of May 7, 2004, by and between Business Operation Services Corp., a predecessor to Westcon NA, and Employee (the "Employment Agreement") or (ii) the Non-competition Agreement dated July 1, 2001, as amended, by and between the Company and Employee (as further amended by Section 6(d) of this Release, the "Non-competition Agreement"), or impair the right or ability of the Company to enforce such provisions in accordance with the terms of the Employment Agreement or the Non-competition Agreement; and provided, further that nothing herein shall release the Employee with respect to (i) any act or failure to act by the Employee involving fraud, or (ii) any knowing and intentional criminal act of the Employee, unless in either case all relevant facts and circumstances concerning such act are known to a member of the Board of Directors of the Company (other than Employee) on the Agreement Date.

     Section 3. Payments And Benefits. As good consideration for entering into this Release, Employee shall receive the following severance and other benefits, as well as the benefits described in Section 4 below:

     (a) $1,173,191, representing the amounts set forth on Exhibit A hereto. The Company shall pay the amount set forth in this subsection (a) in a lump sum in cash on July 30, 2004, or, if later, on the Effective Date (as defined herein);

     (b) $280,000, representing Employee's fiscal year 2005 variable compensation, which amount shall be paid in a lump sum in cash on September 1, 2004;

     (c) $99,067, representing Employee's fiscal year 2006 variable compensation, which amount shall be paid in a lump sum in cash on March 1, 2005;

     (d) A monthly payment of $58,333, which shall be paid on the first day of each month beginning on August 1, 2004 and ending on January 1, 2006 (inclusive);

     (e) Continued participation in the Company's health and medical plans for Employee and his immediate family for thirty (30) months beginning on the Termination Date, with the cost of such participation to be borne by the Company; and

     (f) Full vesting as of the Termination Date of any unvested and unexercised options to purchase Company or Datatec common stock held by Employee as of the Termination Date (constituting options to purchase 454,350 and 250,000 shares of Company common stock pursuant to stock option agreements dated July 1, 2001 and October 1, 2001, respectively; and options to purchase 40,000 (of which 30,000 remain unexercised) and 30,000 shares of Datatec common stock pursuant to stock option agreements dated December 1, 1998 and July 8, 1999, respectively) each of which options shall remain exercisable for the remainder of their original ten year terms.

     Notwithstanding the above, any cash payments due pursuant to clauses (a) through (e) above which remain unpaid at the time of a "change in control" of the Company shall be immediately paid upon the consummation of such change of control. For this purpose, a "change in control" shall have the same meaning given in Stock Option Agreement dated July 1, 2001, as amended through the date hereof.

     Section 4. Other Benefits.

     (a) Health Benefits. From and after February 1, 2007 (when the Company's obligation under Section 3(e) above expires), Employee and his Spouse (as defined below) may elect to continue to participate in the health, medical and dental plans of the Company (as they may be amended from time to time, the "Company Plans") for the remainder of their respective lives on the terms and conditions of this Section 4(a) and of such plans. Each child of Employee shall continue to be an eligible dependent of Employee for purposes of the Company Plans until such time as such child attains age twenty-one. If Employee or any member of his family is not eligible to participate in one or more of the Company Plans, the Company will procure equivalent coverage (as measured as of the date such individual is determined to be ineligible to participate in such plan) for the ineligible persons under a replacement plan, with no gap in coverage. All costs associated with Employee and his family's participation in the Company Plans or such replacement plans pursuant to this Section 4(a) shall be borne by Employee, at the rates paid by or charged to other senior Company executives from time to time. Employee acknowledges that nothing herein shall obligate the Company to continue any specific benefit plan. For purposes of this Section 4(a), "Spouse" means Employee's wife as of the Agreement Date for so long as Employee and such wife remain legally married.

     (b) Retention of Equipment. Employee shall be entitled to retain his complete home computer network and all Company-sponsored equipment located in his home or in any of his offices or other places of business in service on the Termination Date, including voice, data and mobility equipment, except to the extent that any such equipment is solely part of an airtime or bandwidth contract which cannot be assigned or transferred.

     (c) Registration Rights Agreement. The Company shall enter into a registration rights agreement with Employee at the same time, and provide Employee with no less favorable rights and privileges, as that with Datatec and Mirado Corp. The terms of such registration rights agreement shall be generally as described in the Company's Registration Statement on S-1 filed with the SEC on March 3, 2004, as the same may be amended. The Company and Datatec shall also provide the Employee with such other rights and privileges as are otherwise available now or in the future to Mirado Corp. in its capacity as a shareholder under any other agreement or arrangement with the Company or its affiliates, including with respect to "tag" or "comealong" rights. In addition, at the request of Employee, the Company shall, or shall cause its transfer agent, to issue new stock certificates which do not contain a restrictive legend in exchange for stock certificates held by Employee; provided, however, that the Company shall only take any such action after receiving an opinion from Paul, Weiss, Rifkind, Wharton & Garrison that such shares may be sold without restrictions under applicable law.

     Section 5. Assistance In Litigation. With respect to the pending litigations involving Lucent Technologies and Alcatel, Employee agrees to use his reasonable best efforts (taking into account his material professional commitments) to furnish such information and proper assistance to the Company as may be reasonably required by it in connection with such litigations. The Company agrees to reimburse Employee for any necessary and reasonable business expenses associated with providing such assistance (excluding any attorneys' fees Employee may incur because Employee retains counsel, independent of the Company's counsel, to assist Employee in any threatened or pending claim, demand or litigation).

     Section 6. Non-Disparagement; Confidential Information And
Confidentiality.

     (a) Each of Employee, on the one hand, and the Company and Datatec, on the other hand, agree not to, directly or indirectly, disparage the other or to make any public statement (including a private statement reasonably likely to be repeated publicly) reflecting adversely on the other such party, except as required by applicable law. The Company and Datatec agree to cause their respective officers and directors to comply with the foregoing sentence. The Company and Datatec agree to provide written notice of this Section 6(a) to each of their respective directors (and notice by e-mail shall be adequate for this purpose). Notwithstanding the forgoing, nothing in this Section 6(a) shall prevent any person from making any truthful statement to the extent (i) necessary in connection with any litigation involving this Release, including, but not limited to, the enforcement of this Release or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information.

     (b) The parties agree that the existence and terms of this Release are and shall remain confidential. The parties shall not disclose the fact of this Release or any of its terms or provisions to any person without the prior, written consent of the other party hereto; provided, however, that nothing in this Section 6 shall, subject to Section 13 of this Agreement, prohibit disclosure of the covenant set forth in Section 6(a) above as may be required thereby, or prohibit disclosure of such information to the extent required by law, or prohibit disclosure of such information by the Employee to his immediate family, any legal or financial consultant, and any potential employer, partner or investor, or prohibit disclosure of such information within the Company in the ordinary course of its business to those persons with a need to know, as reasonably determined by the Company, or by the Company to any legal or financial consultant. Should a subpoena or other lawful process compel the disclosure of the fact of this Release or any of its terms or provisions, the parties agree that the parties compelled to disclose shall notify the other parties prior to such disclosure in a manner that permits such other parties to move to quash or otherwise set aside such lawful compulsion. This Section 6(b) shall cease to apply at and following the time that the Company is required to append this Release to, or thoroughly describe it in, any filing or other document available to the general public (e.g., a Form S-1 or Form 10-K).

     (c) Employee acknowledges that the provisions of Sections 6, 7 and 8 of the Employment Agreement shall continue to apply pursuant to their terms. By signing below, Employee agrees to return to the Company on or by the Termination Date all Company property (other than as explicitly set forth in Section 4(b) of this Release or as otherwise agreed by the Company) or copies thereof, including, but not limited to, files, records, computer access codes, computer programs, instruction manuals, documents, business plans and other property which he has received or prepared or helped to prepare in connection with his employment with the Company (other than his contact list), and that he assigns to the Company all right, title and interest in such property, and any other inventions, discoveries or works of authorship created by Employee during the course of his employment. Company and Employee agree to assist in the return of Company property and in the recovery of Employee's personal effects and information, including, but not limited to, the Employee's retention of personal e-mails and other correspondence, computer files and contact information.

     (d) Employee acknowledges that the Non-competition Agreement shall remain in effect in accordance with its terms; except that Paragraph 1 of such agreement shall be amended in its entirety to read as follows:

     "For a period of twelve (12) months following the last day of AMS's employment with Business Operation Services Corporation, a predecessor to Westcon Group North America, Inc. (the `Company'), a wholly owned subsidiary of WG, AMS will not: (a) directly or indirectly become employed by, contract with, become interested in or provide services to any active competitor of WG or its subsidiaries on the Agreement Date to the extent that such employment, involvement, relationship or services relates, in whole or in part or directly or indirectly, to the competitive business or activities of such competitor; or (b) solicit, induce or attempt to induce any active employee, consultant or contractor of WG or its subsidiaries to discontinue any business or employment relationship or to refrain from entering into a new business relationship with WG or its subsidiaries.

     For purposes of this Agreement, an active relationship is one that is in existence during the term of AMS' employment by the Company whether pursuant to written contract or not. The following will be presumed to be competitors of WG and its subsidiaries on the Agreement Date for purposes of this Agreement: Ingram Micro, Arrow, GE Access, Tech Data, Avnet, Synnex, Scansource or any other two-tier distributor of similar size and market of the foregoing entities of WG and subsidiaries."

     Section 7. Construction Of Release. In the event that one or more of the provisions contained in this Release shall for any reason be held unenforceable in any respect under the law of any state of the United States, such unenforceability shall not affect any other provision of this Release but this Release shall then be construed as if such unenforceable provision or provisions had never been contained herein. This Release shall be governed under the laws of the State of New York, without reference to choice of law rules. The parties consent to the sole jurisdiction of the state and federal courts of the State of New York. Datatec hereby designates Davis Polk & Wardwell as its agent for purposes of service of process and waives any defenses based upon lack of jurisdiction, forum non conveniens, or insufficiency of process.

     Section 8. Opportunity For Review.

     (a) Employee acknowledges that Employee has read and fully understands this Release and represents that, prior to signing this Release, Employee has been advised to, and has had an opportunity to, consult Employee's independent counsel with respect to this Release and Employee accepts the terms of this Release freely and voluntarily. Employee understands that Employee has been given twenty-one (21) days to review this Release before signing it and that if Employee fails to execute this Release and return it to the Company within the time frame provided, the Company shall have no obligation to enter into this Release and that the date of termination of Employee's employment with the Company shall be unaltered. In the event that Employee and the Company engage in negotiations regarding the terms and conditions of this Release, Employee hereby acknowledges that Employee will only be entitled to such original twenty-one (21) day period to review this Release.

     (b) This Release shall be effective and enforceable on the eighth (8th) day after execution and delivery to the Company by Employee (the "Effective Date"). The parties understand and agree that Employee may revoke this Release after having executed and delivered it to the Company by so advising the Company in writing no later than 11:59 p.m. EST on the seventh (7th) day after Employee's execution and delivery of this Release to the Company. If Employee revokes this Release, it shall not be effective or enforceable and Employee shall not receive any payment or benefits under this Release. The Company may not revoke this Release or the offer of this Release.

     Section 9. No Admission. This Release does not constitute an admission by the Company, or any of its subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Employee, of any unlawful acts or of any violation of federal, state or local laws.

     Section 10. Bar.

     (a) The Employee acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 2(a) of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding.

     (b) The Company acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any of the Employee Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 2(b) of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding.

     Section 11. No Mitigation Or Offset. Employee shall not be required to mitigate the amount of any of the payments, or the provision of any benefits, provided for pursuant to this Release by seeking other employment and, to the extent that the Employee obtains or undertakes other employment, such payments and benefits will not be reduced by the earnings or benefits of the Employee from the other employment.

     Section 12. Binding Effect. This Release shall be binding on the parties, the Company Releasees and the Employee Releasees and their respective heirs, administrators, executors, successors and assigns, and shall inure to the benefit of the same and each of the same shall have the right to enforce any provision of this Release.

     Section 13. Company Guarantee. Datatec and Westcon NA each jointly and severally guarantee the Company's obligation to pay or provide any amounts or benefits to Employee pursuant to Section 3 or 4 of this Release.

     Section 14. Press Release; Public Statements. Promptly following the execution of this Release by the Company and Employee, the Company will issue a press release in the form attached as Exhibit B hereto, or in such other form as the Company and Employee may agree. Except as provided in Section 6(a) of this Release, the Employee, on the one hand, and Company and Datatec, on the other hand, agree that any subsequent public statements or filings made in respect of the Employee's employment with the Company, the termination of his employment or this Release shall be consistent with such press release, except as facts unknown or developing subsequent to the date hereof may require. From the Agreement Date until the Termination Date, the Employee shall be given an opportunity to review in advance any public disclosures or statements, including, but not limited to, press releases, made by the Company or Datatec or each of their respective officers and directors regarding Employee's employment with the Company or the termination of such employment.

     Section 15. Integration. This Release constitutes the entire understanding between the Company and Employee with respect to the subject matter hereof and may not be modified without the express written consent of the Company and

Employee. This Release supersedes all prior written and/or oral and all contemporaneous written and/or oral agreements, understandings and negotiations regarding its subject matters, including, without limitation, the Employment Agreement (except for such sections that specifically survive as provided for herein). Notwithstanding the above, the parties acknowledge that (i) Sections 6, 7, 8 and 17 of the Employment Agreement will survive in accordance with their terms, (ii) the Non-competition Agreement will survive in accordance with its terms, (iii) the Put Option Agreement will survive in accordance with its terms, (iv) the letter between the Company and Employee regarding expense reimbursement, dated May 6, 2004 (the "Expense Letter"), will survive in accordance with its terms, (v) the Employee will continue to be covered under the indemnification provisions of, and have any other rights to which he may be entitled under, the charter or by-laws of the Company or Datatec or any of their respective subsidiaries or affiliates, (vi) the Employee's rights or entitlements under the Company's directors' and officers' liability insurance policy covering Employee will survive, in accordance with the terms and conditions of such policy, (vii) the Employee shall retain and continue to enjoy all of his rights, benefits and privileges in his capacity as a shareholder of the Company or Datatec, and (viii) the Employee shall be entitled to reimbursement of previously incurred reasonable business expenses in accordance with Company policy. Employee acknowledges that the Company has made no other representation except those set forth in this Release to induce Employee to agree to this Release.

     Section 16. Taxes. The Company may withhold from any amounts payable under this Release such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. To the extent permitted by applicable law in the reasonable judgment of counsel to the Company, the payment of Employee's legal fees and expenses in connection with the negotiation, preparation and execution of this Release, as required by the Expense Letter, shall be treated by the Company as an excluded "working condition fringe" under Section 132(d) of the Internal Revenue Code of 1986, as amended.

     Section 17. Counterparts. This Release may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

     Section 18. Authority. The Company, Westcon NA and Datatec each represent and warrant to Employee that the execution and performance by each of them of this Release has been duly and properly authorized by any and all necessary actions, including but not limited to any necessary approvals of the Board of Directors of each of them.

     Section 19. Notices. All notices required under this Release shall be delivered by (i) hand delivery or nationally recognized overnight courier (in which case such notice shall be deemed delivered when received) or (ii) certified mail, return receipt requested (in which case such notice shall be deemed delivered on the third day following deposit with the United States
Postal Service):

     (a) If to the Employee, to the address set forth above, or such other address as may be provided by the Employee to each other party hereto, with a copy to Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, Attention: James H. Schwab, Esq.

     (b) If to the Company, Westcon NA or Datatec, to the address set forth above, or such other address as may be provided by any such party to each other party hereto, with a copy to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Attention: Jeffrey Small, Esq.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.


                                            WESTCON GROUP, INC.


                                            By: /s/ J. Montanana
                                                --------------------------------
                                                Name:  J. Montanana
                                                Title: Director



                                            WESTCON GROUP NORTH AMERICA, INC.


                                            By: s/ Thomas Dolan
                                                --------------------------------
                                                Name:  Thomas Dolan
                                                Title: E.V.P.


                                            DATATEC, LTD


                                            By: /s/ J. Montanana
                                                --------------------------------
                                                Name:  J. Montanana
                                                Title: Director


                                                /s/ Alan Marc Smith
                                                --------------------------------
                                                Alan Marc Smith

                                                                       Exhibit A


Payment Item                                                             Amount
------------                                                            --------
Base salary through July 16, 2005                                       $673,076
FY04 variable compensation                                              $227,500
Vacation pay                                                             $58,333
Outstanding amount due under Non-competition Agreement                  $214,282

                                                                       Exhibit B


         WESTCON GROUP NAMES CO-FOUNDER THOMAS DOLAN PRESIDENT AND CEO

  Dolan Previously Served as Both Chairman and CEO in Addition to a Wide Range
               of Other Leadership Roles Since Company's Founding

       Alan Marc Smith, Having Successfully Solidified Westcon's Industry
             Leadership, Will Remain With Company to Ensure Smooth
              Leadership Transition and Has Retained Equity Stake

TARRYTOWN, NY, MAY [21], 2004 - Westcon Group, Inc., a global specialty distributor of networking technology products, today announced that Thomas E. Dolan, co-founder of the company, Executive Vice President and a member of the Board of Directors, has been named President and Chief Executive Officer, effective May 24, 2004. Mr. Dolan succeeds Alan Marc Smith, President and Chief Executive Officer since 2001, who has fulfilled his and the Board's shared vision to transform Westcon into a leading specialty distributor of convergence and security technologies. Mr. Smith will remain with Westcon for a transition period after which he will pursue new challenges and business opportunities. He has retained his equity stake, reflecting his confidence in the company.

Mr. Dolan, 50, has served in a wide range of executive roles since co-founding Westcon in 1985, and has taken part in many of the company's significant achievements during its history. Most recently he has served as an Executive Vice President and worked closely with Mr. Smith in setting the company's strategic direction, managing operations and identifying acquisition opportunities. From 2001 to 2002 he served as Chairman of the Board and from 2000 to 2001 he was President and CEO. From the company's founding in 1985 to 2000 he served as Vice President of Worldwide Sales and Marketing, and in this position he helped establish and expand a number of the company's significant client relationships.

Mr. Dolan said: "I look forward to the opportunity to lead Westcon as CEO. A number of people, specifically Alan Marc Smith, have contributed to our company's considerable growth over the years and we now enjoy a reputation as one of the world's leading specialty distributors of networking and communications products, with strong customer and vendor relationships. Now that we are positioned as an industry leader, Alan and

I agree that this is this is the right time for this transition, and it will be seamless.

"Alan has excelled in his role and we are grateful for his contributions and pleased that Westcon will continue to benefit from his expertise through a transition period. Since joining Westcon more than seven years ago, Alan has been one of the driving forces behind our success and he deserves a great deal of credit for many of our collective accomplishments. I am committed to building upon the outstanding foundation created under Alan's direction to the benefit of our business, employees, vendors, customers and, in turn, equity holders."

Mr. Smith, 41, led the strategic positioning and operations of Westcon that resulted in an unprecedented period of growth and technological evolution. During his tenure, Mr. Smith oversaw the growth of the company from $200 million in revenues to more than $2 billion, and from 120 employees to more than 1,200; diversified the company's revenue streams; managed 8 acquisitions and 24 subsidiary integrations in 16 countries. Mr. Smith also successfully navigated the company through the industry downturn; substantially strengthened its balance sheet, reducing debt by more than $350 million; and will leave his post as CEO following four consecutive quarters of revenue growth. .

Mr. Smith stated: "I am proud of the progress Westcon has made since I joined the company and especially during my years as CEO. Having completed what I set out to accomplish at Westcon, I believe the company has a strong organization, and a sound and exciting business strategy. As the company moves into the next phase of its development, there is no one better suited to lead Westcon than Tom Dolan. As a co-founder, he has been part of Westcon every step of the way and at every critical juncture. He has played an active role - and at times been responsible for - nearly every facet of our business. His considerable front-end sales and marketing experience, in particular, will benefit the company as it continues its growth. Tom is deeply respected by our employees, customers, vendors, the Board of Directors and our parent company, Datatec, Ltd. He is a consummate professional and a friend, and I look forward to assisting him during the next few months."

Prior to being named CEO, Mr. Smith served as Executive Vice President and Chief Operating Officer from 1998 to 2001. He joined the company in 1997 as Director of Business Development and Planning.

Westcon Group is a specialty distributor of networking and communications equipment for leading technology vendors, including Cisco Systems Inc., Nortel Networks Corporation and Avaya Inc. Through its Westcon, Comstor and Voda One divisions, Westcon Group sells


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products and services to resellers, systems integrators and service providers.
Westcon Group's products and services include those that enable the convergence of voice, data and video applications and technologies, including voice-over Internet protocol, or VoIP, as well as products that provide security for networking and communications systems.


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